UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VCampus Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

VCAMPUS CORPORATION
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2005

To the stockholders of VCampus Corporation:

You are invited to attend the annual meeting of stockholders of VCampus Corporation, a Delaware corporation (“VCampus”), to be held at our offices at 1850 Centennial Park Drive, Suite 200, Reston, Virginia on Thursday, May 26, 2005 at 10:00 a.m., for the following purposes:

1.                To elect a board of directors;

2.                To reserve an additional 1,000,000 shares of common stock for issuance under our 1996 Stock Plan;

3.                To approve a new financing of up to $10 million, in addition to the $1.0 million common stock financing completed in March 2005, which financing could potentially involve the issuance of equity securities in an amount and manner that could require shareholder approval under Nasdaq Marketplace Rules.

4.                To ratify the appointment of Reznick Group, P. C. as our independent registered public accounting firm for the fiscal year ending December 31, 2005;

5.                To act upon such other matters as may properly come before the meeting or any adjournment thereof.

The foregoing items are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on April 6, 2005 as the record date to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment. You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed. You may vote in person at the meeting, even if you returned a proxy.

Our proxy statement and proxy are submitted herewith along with our Annual Report on Form 10-K for the year ended December 31, 2004.

IMPORTANT—YOUR PROXY IS ENCLOSED

Whether or not you plan to attend the meeting, we urge you to execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors
Narasimhan P. Kannan,
Chief Executive Officer and Chairman of the Board
Reston, Virginia
April 29, 2005

VCAMPUS CORPORATION
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 26, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of VCampus Corporation for use at our annual meeting of stockholders to be held at our executive offices at 1850 Centennial Park Drive, Suite 200, Reston, Virginia at 10:00 a.m. on Thursday, May 26, 2005, and any adjournments thereof.

We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra pay, might solicit proxies personally or by telephone. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Copies of this proxy statement and accompanying proxy card were mailed to stockholders on or about May 3, 2005.

Revocability of Proxies

You have the power to revoke your proxy at any time before it is voted by giving a later proxy or written notice to us (Attention: Corporate Secretary), or by attending the annual meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

(1)         FOR electing the nominees for director identified below;

(2)         To reserve an additional 1,000,000 shares of common stock for issuance under our 1996 Stock Plan;

(3)         FOR approving the future financing of up to $10 million on the terms described herein, in addition to the $1.0 million common stock financing completed in March 2005;

(4)         FOR ratifying the appointment of Reznick Group, P. C. as our independent registered public accounting firm for the fiscal year ending December 31, 2005;

(5)         IN THE DISCRETION of the proxies with respect to any other matters properly brought before the stockholders at the annual meeting.

Record Date and Shares Outstanding

Only the holders of record of our common stock at the close of business on the record date, April 6, 2005, are entitled to notice of and to vote at the annual meeting, except that pursuant to Nasdaq Marketplace Rules the 641,562 shares of common stock issued pursuant to the financing described in Proposal No. 3 (along with any additional shares issued or issuable in connection therewith) cannot be voted with respect to Proposal No. 3. On the record date, 9,424,438 shares of common stock were outstanding. Stockholders will be entitled to one vote for each share of common stock held as of the record date. For information on ownership of our stock by management and 5% stockholders, see the Principal Stockholders table under “Other Information” beginning on page 15.

Deadline for Receipt of Stockholder Proposals

Stockholders having proposals that they desire to present at next year’s annual meeting of stockholders should, if they desire that such proposals be included in our proxy statement relating to that meeting, submit their proposals in time to be received by us not later than January 3, 2006. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs your close attention to that Rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any stockholder proposal at the annual meeting of which we do not have notice prior to March 20, 2006. Proposals may be mailed to the Corporate Secretary, VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors constituting the Board of Directors shall be no less than four nor greater than nine. The number of directors is currently four and the number authorized to be elected at the meeting shall be four. Our nominating committee has nominated four candidates for election to the Board at the meeting. Therefore, four directors are to be elected to serve for one year, until the election and qualification of their successors, and it is intended that proxies, except as directed otherwise, will be voted FOR all of the committee’s nominees named below. If any such nominee is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. We do not anticipate that any nominee listed below will be unable or will decline to serve as a director. None of the directors or nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers. Proxies cannot be voted for more persons than the number of nominees named. Under our Bylaws, stockholders desiring to nominate a person for election at the meeting were required to give notice to us by April 7, 2005. Because no timely notice has been received, stockholder nominations will not be permitted for this year’s meeting.

Name	Age	Director Since
Narasimhan P. Kannan	56	1984
Edson D. deCastro	66	1994
Martin E. Maleska	61	2001
John D. Sears	50	1998

Narasimhan “Nat” P. Kannan has served as our Chairman of the Board of Directors since he founded the Company in 1984 and he resumed the Chief Executive Officer position in December 2002, a position he formerly held from 1984 to 2000. Prior to founding VCampus, he co-founded Ganesa Group, Inc., a developer of interactive graphics and modeling software, in 1981. He also served as a consultant to Booz Allen and Hamilton, Inc., the MITRE Corporation, The Ministry of Industry of the French Government, the Brookhaven and Lawrence Livermore National Laboratories, the White House Domestic Policy Committee on Energy and Control Data Corporation. He holds a B.S. in Engineering from the Indian Institute of Technology in Madras, India, and he performed advanced graduate work in business and engineering at Dartmouth College.

Edson D. deCastro has been a director since 1994. From June 1995 to January 1997 Mr. deCastro served as Chief Executive Officer of Xenometrix, Inc. and served as its Chairman from 1992 until November 1997. Mr. deCastro was the founder of Data General Corporation and served as its Chief Executive Officer from 1968 to 1990. From January 1990 to June 1995, Mr. deCastro was an independent contractor. Mr. deCastro now works as a consultant. Mr. deCastro also serves on the boards of directors of Avax Technologies, Inc. and Healthgate Data Corp., both public companies, and of several private early-stage technology companies. He holds a B.S. in Electrical Engineering from the University of Lowell.

Martin E. Maleska has been a director since February 2001. Since August 2004, he has been a partner in a firm focused on advising private equity firms on investment strategies. Prior to August 2004, he was the President and Chief Executive Officer of the Business Information Group at Primedia Inc. and before that he served as Managing Director of Veronis Suhler Stevenson, a media-oriented merchant bank, beginning in January 1999. Prior thereto, Mr. Maleska served as President of Simon & Schuster’s International and Professional Group. Mr. Maleska holds a B.S. in Chemistry from Fordham University and an M.B.A. in Finance from New York University.

John D. Sears has been a director since 1998 and has been employed in various executive capacities by the University of Phoenix since 1987, currently serving as Vice President of the Office of Institutional Development, and prior thereto as the Vice President of the Center for Distance Education. Mr. Sears holds a B.A. from the University of Notre Dame and a Masters in Business Administration from the University of Denver.

Information Concerning the Board of Directors and Its Committees

The business of the Company is conducted under the general management of the Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. During the fiscal year ended December 31, 2004, the Board of Directors held four formal meetings, excluding actions by unanimous written consent. Each member of the Board attended at least 75% of the fiscal 2004 meetings of the Board of Directors and Board committees of which he was a member, except that Mr. deCastro attended only two of the three remaining Audit Committee meetings after he joined such committee during 2004.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee currently consists of Messrs. Sears, Maleska and deCastro. Mr. Maleska serves as Chairman of the Audit Committee. During 2004, the Audit Committee held five formal meetings, excluding actions by unanimous written consent. The Audit Committee is primarily concerned with assisting our Board in fulfilling its fiduciary responsibilities relating to accounting policies and auditing and reporting practices, and assuring the independence of our independent registered public accounting firm, the integrity of management and the adequacy of our financial disclosure. Its duties include recommending the selection of our independent registered public accounting firm, reviewing the results and scope of the audits and the other services provided by the independent registered public accounting firm, and reviewing the organization and scope of our internal systems of financial controls and accounting policies.

The Compensation Committee currently consists of Mr. deCastro, the Chairman, and Messrs. Sears and Maleska. During 2004, the Compensation Committee held two formal meetings, excluding action taken by unanimous written consent. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for our officers, and determines the amount and type of equity incentives granted to participants in our 1996 Stock Plan.

The Nominating and Corporate Governance Committee, which held one formal meeting in 2004, currently consists of Mr. Sears, the Chairman, and Messrs. Maleska and deCastro. This committee has responsibility for recommending to the full Board candidates for election as director and manages issues relating to the appropriate governance of the Company. The committee will consider candidates for the Board recommended by our stockholders. Such recommendations should be sent to the Nominating and Corporate Governance Committee, c/o John Sears, Committee Chairman, VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

Although VCampus does not have a policy with regard to board members’ attendance at annual meetings, we do encourage board members to attend them. At the 2004 annual meeting, Mr. Kannan was the only director in attendance.

Vote Required

The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as our directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect under Delaware law. However, because directors are elected by a plurality vote, abstentions in the election of directors have no effect once a quorum exists. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, even if such shares are not voted in matters where discretionary voting by the broker is not allowed (“broker non-votes”). Withheld votes and broker non-votes, if any, are not treated as votes cast and therefore, will have no effect on the proposal to elect directors.

The Board of Directors has unanimously approved and recommends that stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2—INCREASE TO NUMBER OF SHARES RESERVED
UNDER OUR 1996 STOCK PLAN

Our 1996 Stock Plan (the “1996 Plan”) was adopted and approved by the Board of Directors in August 1996 and by our stockholders in September 1996. A total of 1,702,489 shares of common stock have been previously reserved for issuance under the 1996 Plan and we are seeking stockholder approval at the meeting to reserve an additional 1,000,000 shares for issuance thereunder. As of March 31, 2005, 41,650 shares of common stock had been issued upon exercise of options granted under the 1996 Plan, and options for 1,376,832 shares were outstanding thereunder at a weighted average exercise price of $3.99 per share. The 1996 Plan also allows for the grant of purchase rights, under which 143,501 shares have been purchased through March 31, 2005. Absent stockholder approval, only 141,184 shares remained available for issuance under the 1996 Plan as of March 31, 2005. Stockholder approval of this proposal is required under Nasdaq Marketplace Rules. In addition, stockholder approval is required under applicable tax laws to enable any options granted from the additional reserved pool to qualify as incentive stock options.

The 1996 Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

In order to tie director compensation more directly to the individual director’s contributions to the Company, the 1996 Plan includes an automatic grant program for non-employee directors. This program provides for automatic grants on the date of the first Board meeting after the date of the annual meeting of shareholders of each year to directors who are not employees of the Company of an option to purchase 10,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director’s initial election or appointment to the Board with the number of underlying shares equal to the product of 2,500 multiplied by the number of regularly scheduled meetings remaining before the next year’s annual meeting of shareholders. Subject to continued status as a director, options granted pursuant to the automatic grant program vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 2,500 shares vest on each date the director attends a Board meeting in person before the next year’s annual meeting of shareholders. In addition, each such director will automatically be granted a fully-vested option to purchase an additional 2,500 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

As of March 31, 2005, approximately 50 persons were eligible to receive grants under the 1996 Plan. The Compensation Committee of the Board of Directors administers the 1996 Plan. Subject to the restrictions of the 1996 Plan, the Compensation Committee determines who is granted options, the terms of options granted, including exercise price, the number of shares subject to the option and the option’s exercisability. The current members of the Compensation Committee are Messrs. deCastro, Maleska and Sears.

The exercise price of options granted under the 1996 Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check to the order of the Company, or by any other means determined by the Board of Directors.

Options granted to employees under the 1996 Plan generally become exercisable in increments, based on the optionee’s continued employment with us, over a period of up to four years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the 1996 Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the 1996 Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Generally, in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of our assets, all outstanding options under the 1996 Plan shall accelerate and become fully exercisable upon consummation of such merger or sale of assets.

The Board may amend the 1996 Plan at any time or from time to time or may terminate the 1996 Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the 1996 Plan requiring stockholder approval under applicable law as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1996 Plan. In general, the Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 1996 Plan will terminate in August 2006, unless terminated sooner by the Board.

Tax Consequences of Options

An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

All other options that do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the federal income tax consequences to the optionee and the Company with respect to the grant and exercise of options under the 1996 Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Proposed Amendment

In April 2005, the Board of Directors adopted an amendment to the 1996 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance thereunder by 1,000,000 shares, from 1,702,489 shares to 2,702,489 shares (the “Share Amount Amendment”). Without giving effect to the Share Amount Amendment, as of March 31, 2005, only 141,184 shares remained available for future grant under the 1996 Plan, which will not allow us to meet our anticipated needs with respect to the issuance of such additional options to our employees, directors and consultants.

At the meeting, we are asking the stockholders to approve the Share Amount Amendment.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote on this proposal at the meeting will be required to approve the Share Amount Amendment.

Votes withheld on this proposal will be counted for purposes of determining the presence or absence of a quorum for the transaction of business and will be treated as shares represented and voting on this proposal at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved and recommends a vote “FOR” the proposed increase to the number of shares reserved for issuance under the 1996 Plan.

PROPOSAL NO. 3—APPROVAL OF FUTURE FINANCING OF UP TO $10 MILLION, IN ADDITION TO THE $1.0 MILLION FINANCING COMPLETED IN MARCH 2005

To meet our needs for working capital and to enhance our prospects for future growth, we believe we will need to raise additional funds in 2005. In an effort to meet these capital requirements, we are seeking your approval for raising up to $10.0 million through the private placement of our securities to be completed within 90 days of the meeting date, on an as needed basis, as determined by our Board of Directors and subject to the limitations described herein. A summary of the terms of the proposed future financings is set forth below. We strongly encourage you to review these terms in making your decision to vote your proxy.

Securities Offered

The securities we might offer in the future financing could consist of common stock, preferred stock, convertible notes, warrants or any combination of the foregoing. In soliciting stockholder approval for this proposal, we are asking stockholders to give us the discretion to sell shares of common stock (or securities convertible into common stock) at any price deemed necessary by the VCampus Board of Directors so long as the price per share (or exercise or conversion price per share, as the case may be) is no less than 70% of the average closing sale price of our common stock for the five trading days prior to issuance. We naturally will attempt to negotiate a sale of securities at a price that is as close to market price or above as possible, but we also recognize the very real possibility that market forces could dictate selling securities at a discount to market price in order to induce investors to participate sufficiently in the financing. In any event, in connection with any financing completed in reliance upon the approval obtained under this proposal, without obtaining additional stockholder approval we will not issue or obligate ourselves to issue more than 10,000,000 additional shares of common stock (as adjusted for any stock splits, stock dividends or similar transactions), excluding any shares of common stock issuable upon exercise of warrants that we might issue in connection therewith. The number of warrants, if any, that we might issue in the financing to investors will in no event exceed 100% of the number of shares of common stock otherwise issued or issuable in the future financing.

The following table shows the potential number of shares that we might issue in the future financing and the approximate percentage of our common stock that such shares would represent upon closing. This table is only intended to provide a few examples of the potential dilution associated with the new financing. The actual number of shares issued and the price at which we might actually sell securities could largely depend upon the trading price of our common stock prior to closing. This table does not give effect to any additional dilution that could result from the potential exercise of any warrants that might be issued in the financing. If this proposal is approved, and we issue a substantial portion of the $10.0 million in securities, the existing holders of our equity securities could face substantial dilution of their voting and percentage ownership interest in VCampus.

Assumed Amount Raised	Shares Issued (% of Common Stock Outstanding after the Financing) at an Assumed Sale Price Per Share
in Financing	$1.00			$1.50			$2.00
$ 2,500,000	2,500,000	(21.1%	)	1,666,667	(15.1%	)	1,250,000	(11.8%	)
$ 5,000,000	5,000,000	(34.9%	)	3,333,333	(26.3%	)	2,500,000	(21.1%	)
$ 7,500,000	7,500,000	(44.5%	)	5,000,000	(34.9%	)	3,750,000	(28.6%	)
$10,000,000	10,000,000	(51.7%	)	6,666,667	(41.6%	)	5,000,000	(34.9%	)

Although we do not currently intend to or anticipate issuing any preferred stock in the financing, we are asking our stockholders to grant us authorization to have the flexibility to do so if the Board determines such action is necessary to complete the financing. The VCampus Board will determine, in its discretion, the particular terms of any series of preferred stock to be sold in the financing. Those terms might include:

•       the designation, number of shares and stated value per share;

•       the amount of liquidation preference;

•       the price at which shares of such series of preferred stock will be sold;

•       the dividend rate or rates (or method of determining the dividend rate);

•       the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holder entitled to such dividends;

•       any redemption provisions;

•       any voting rights;

•       any conversion or exchange provisions, including conversion into common stock; and

•       any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof.

The Warrants

We may sell and issue warrants to any purchaser or placement agent in the financings. The warrants may be sold separately or sold together with the common stock, convertible notes or the preferred stock. We will limit the number of warrants that we may issue to investors in the financings to not more than 100% of the number of shares of common stock otherwise issued or issuable in the financings.

The warrants may be issued at any purchase price that the VCampus Board determines is appropriate. Typically, warrants are issued for no consideration as an inducement to the investor to purchase the securities. We currently do not expect to receive a purchase price for the warrants. The exercise price of any warrants will be subject to the 70% price limitation described above.

The warrants are expected to contain provisions that protect the purchaser against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend or recapitalization. However, as discussed below, any securities issued in this financing would not have price-based antidilution protection. The exercise price for the warrant shares will be payable in cash or, if determined appropriate by our Board, by deducting the purchase price from the value of the shares issued upon exercise of the warrant.

The warrants will be evidenced by warrant certificates. Unless otherwise specified, the warrant certificates may be traded separately from the common or preferred stock or convertible notes, if any, with which the warrant certificates were issued. Until a warrant is exercised, the holder of a warrant will not have any of the rights of a stockholder.

Subject to the limitations described herein, the VCampus Board of Directors, in its discretion, may determine the terms of the warrants, including:

•       the title and the aggregate number of warrants;

•       the date or dates on which the warrants will expire;

•       the price or prices at which the warrants are exercisable;

•       the periods during which the warrants are exercisable;

•       the terms of any mandatory or optional call provisions; and

•       the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration.

Use of Proceeds

We intend to use the proceeds from the proposed future financing for working capital purposes and to enhance our opportunities to pursue any acquisition candidates that we might identify.

Manner of Sale

We may sell the securities through agents, underwriters, dealers or directly to purchasers. We will receive the proceeds from the sale of our securities, less any commissions or other selling expenses of agents, underwriters, finders or dealers.

Antidilution

The securities issued in connection with the future financings in reliance on this proposal would not contain price-based antidilution protection, thus the maximum purchase price discount disclosed herein is known and fixed. Any issuance of shares or securities convertible into shares of our common stock at a price of less than $1.63 per share would trigger a full-ratchet downward adjustment to the conversion price and exercise price of the convertible notes and warrants issued by us in the March 2004 financing.

Registration Rights

Consistent with prior financings, we expect to offer to file a registration statement to register the warrants and the common stock sold or issuable in connection with the future financing shortly following the closing of such financing, and to use best efforts to cause that registration statement to become effective within a few months thereafter.

Voting and Board Representation

We expect any preferred shares we might offer in the financings would carry full voting rights consistent with the relative contributions made by those investors. If negotiated by the investors in the future financings, we expect to offer to allow them to appoint up to two directors to our Board of Directors. Notwithstanding the foregoing, in accordance with Nasdaq rules and policies, in no event will any preferred shares issued in the financing vote or receive Board representation at a rate higher than their relative contribution to VCampus as measured by the purchase price paid for the preferred shares in relation to the trading price of our common stock on the date of issuance.

Management or Affiliate Participation in the Financing

Although we do not currently have any commitments from existing shareholders, members of our management or our board of directors to participate as investors in this financing, as part of this proposal we are soliciting your approval to permit participation by such persons in the aggregate up to 50% of the maximum amount we intend to raise and up to 50% of the maximum number of securities we intend to issue in this financing. Such participation, if any, would be on the same terms and conditions as offered to the outside investors participating in the financing. Nasdaq rules require stockholder approval to permit officers and directors to participate in such a financing. We believe such participation could help us raise the capital we need for operations.

Principal Terms of the March 2005 Financing

In March 2005, we raised $1.0 million through a private placement of common stock and warrants to a group of 12 accredited investors. The private placement consisted of our issuance of 611,012 shares of common stock at a price of $1.63 per share, for total proceeds of approximately $1.0 million. As an inducement to the investors in this financing, VCampus also issued 5-year warrants to the investors to purchase a total of 763,765 shares of common stock with an exercise price of $1.63 per share. The warrants become exercisable beginning six months after the issuance date. We also issued a total of 30,550 shares of common stock as payment of a finder’s fee for services provided in connection with the financing. The exercise price of the warrants issued in the March 2005 financing are not subject to automatic price-based antidilution adjustments in the event that we issue shares of common stock (or securities convertible into or exercisable for common stock) at a price per share that is less than the then applicable exercise price. We have agreed to register for resale all of the shares of common stock issued or issuable in connection with the March 2005 financing, including the shares of common stock issued at closing and the shares of common stock issuable upon exercise of the warrants.

Nasdaq Stockholder Approval Requirements

The March 2005 financing, standing on its own, does not require shareholder approval under Nasdaq Marketplace Rules. However, because we are proposing to issue additional securities in a future financing of up to an additional $10 million, and because such future financing, especially if integrated as one combined offering with the March 2005 financing, could require shareholder approval under these rules, we are soliciting your approval for the March 2005 financing as part of this proposal. In soliciting your approval for this proposal, we are asking you to approve all of the past and contemplated issuances described herein relating to the March 2005 financing and the future financing and the right of the investors therein to fully convert into common stock the securities that we have issued or will issue pursuant thereto on the terms described herein.

We are submitting this proposal for stockholder approval pursuant to Nasdaq Marketplace Rules, which include several non-quantitative designation criteria required of a Nasdaq SmallCap Market issuer, such as VCampus. Two of the events that require prior stockholder approval pursuant to these rules are as follows:

•       when the issuance or potential issuance (of securities of the issuer) will result in a change of control of the issuer; and

•       in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Because the securities issuable pursuant to the future financing described in this proposal could involve the issuance by us of a number of shares of common stock greater than 20% of our common stock outstanding immediately prior to the financing at prices below market value, and because the exercise and/or conversion in full of the securities that might be sold in the future financing, especially if integrated with the March 2005 financing, could result in the issuance by us of more than a majority of our outstanding common stock in a transaction that could be deemed a change of control for Nasdaq purposes, the proposed issuance by us of shares pursuant to the terms of the future financing would require your approval. Under Nasdaq rules, shareholder approval of this proposal would only be valid for a financing completed within 90 days of the meeting date.

Effect of Not Approving this Proposal

If we do not obtain stockholder approval for this proposal, we might not be able to maintain compliance with minimum stockholders’ equity requirements for continued listing on the Nasdaq SmallCap Market. We also believe that failure to obtain stockholder approval of this proposal could jeopardize our future financing prospects, because prospective purchasers of securities convertible into VCampus common stock might be reluctant to purchase securities deemed at risk for not becoming convertible in full into common stock.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote on this proposal at the annual meeting will be required to approve this proposal, provided, however, that in accordance with Nasdaq rules no shares issued or issuable in connection with this financing are eligible to vote on this proposal.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the annual meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved the financings described herein and recommends that you vote “FOR” Proposal No. 3.

PROPOSAL NO. 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed the firm of Reznick Group, P. C., Bethesda, Maryland, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2005, and recommends that the stockholders ratify such action. Shareholder ratification of the selection of our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting this proposal to our shareholders as a matter of good corporate practice. Reznick Group, P. C. began auditing our accounts in November 2003 and has advised us that it does not have, and has not had, any direct or indirect financial interest in VCampus or its subsidiaries in any capacity other than that of serving as independent registered public accounting firm. Representatives of Reznick Group, P. C. are currently expected to attend the Meeting. Accordingly, they will have an opportunity to make a statement and respond to questions.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote on this proposal at the meeting shall constitute ratification of the appointment of Reznick Group, P. C. If the stockholders do not ratify the appointment of Reznick Group, P. C., the Board of Directors will reconsider its selection.

The Board of Directors has unanimously approved and recommends a vote “FOR” the ratification of the appointment of Reznick Group, P. C. as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

OTHER INFORMATION

Principal Stockholders

The following table sets forth certain information regarding the ownership of shares of our common stock as of the record date by:

•       each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•       each of our directors and director nominees;

•       each of the Named Executive Officers, as listed under “—Executive Compensation—Summary Compensation” in this proxy statement; and

•       all of our directors and executive officers as a group.

As of the record date, we had

•       9,424,438 shares of common stock outstanding; and

•       1,092,956 shares of common stock issuable upon conversion of convertible debt.

For purposes of the table below, share ownership in the case of common stock includes shares issuable upon the exercise of warrants and options that may be exercised in each case within 60 days after the record date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below.

	Shares Beneficially Owned	Percentage Owned
Barry K. Fingerhut(1) 80 Cuttermill Road Suite 311, Great Neck, NY 11021	2,515,800	23.5%
Sherleigh Associates Profit Sharing Plan(2) c/o Jack Silver 60 Madison Avenue New York, NY 10021	933,019	9.9%
Dolphin Offshore Partners, L.P.(3) c/o Dolphin Asset Management Corp. 129 East 17th Street New York, NY 10003	556,283	5.8%
Nat P. Kannan(4)	97,855	1.0%
Christopher L. Nelson(5)	68,475	*
John D. Sears(6)	55,747	*
Ronald E. Freedman(7)	22,249	*
Martin E. Maleska(8)	38,049	*
Edson D. deCastro(9)	16,325	*
Tamer Ali(9)	5,224	*
Laura Friedman	—	—
All directors and executive officers as a group (8 persons)(10)	303,924	3.1%

*                    Less than one percent

(1)          Consists of: (i) 1,520,927 shares of common stock and 770,564 shares of common stock issuable upon exercise or conversion of warrants, options and convertible notes, all held by Mr. Fingerhut directly; (ii) 135,374 and 10,921 shares of common stock and 10,928 and 929 shares of common stock issuable upon exercise of warrants, all held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., respectively, two investment partnerships of which Mr. Fingerhut serves as an officer of the General Partner; (iii) 42,226 shares of common stock and 17,591 shares of common stock issuable upon exercise of warrants, all held in a joint account with respect to which Mr. Fingerhut has investment and voting power; and (iv) 6,340 shares of common stock held by Mr. Fingerhut’s spouse. Mr. Fingerhut disclaims beneficial ownership of the shares held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his pecuniary interest therein.

(2)          Pursuant to the terms of the convertible notes and warrants held by Sherleigh Associates Profit Sharing Plan, Sherleigh Associates can hold no more than 9.9% of the outstanding common stock of VCampus at any given time. Subject to the 9.9% cap, holdings consist of 733,132 shares of common stock issuable upon the exercise of warrants and 387,429 shares of common stock issuable upon the conversion of convertible notes. Sherleigh Associates LLC, an affiliate of this shareholder, holds 76,688 shares of common stock and warrants to purchase a total of 250,000 shares, all received as compensation for consulting services. Jack Silver is the trustee for this shareholder, and as such he exercises control over the shares held by the shareholder.

(3)          Includes 232,207 shares of common stock issuable upon the exercise of warrants.

(4)          Includes 79,102 shares of common stock issuable upon the exercise of warrants.

(5)          Includes 55,475 shares of common stock issuable upon the exercise of warrants and options.

(6)          Includes 10,038 shares of common stock issuable upon the exercise of warrants and options.

(7)          Includes 21,749 shares of common stock issuable upon the exercise of options.

(8)          Includes 15,750 shares of common stock issuable upon the exercise of options.

(9)          Consists of shares of common stock issuable upon the exercise of options.

(10)   Includes the shares (including the shares underlying options and warrants) discussed in footnotes (4)-(9).

Executive Compensation

Summary Compensation

The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 2002, 2003 and 2004 to our chief executive officer and our only three other highest-paid executive officers who earned at least $100,000 in 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
	Fiscal				Restricted Stock	Stock Options	All Other
Name and Principal Position	Year	Salary	Bonus		Awards	(Shares)	Compensation
Narasimhan P. Kannan	2004	$280,000		$50,000	$—	250,000	$—
Chief Executive Officer	2003	$282,800	$		$—	60,000	$14,737	(1)
	2002	$39,960	$		$—	—	$162,109	(2)
Christopher L. Nelson	2004	$200,000		$45,000	$—	130,000	$—
Chief Financial Officer(4)	2003	$200,000		$63,500	$—	50,000	$—
	2002	$94,592		$38,000	$39,000 (5)	37,750	$—
Ronald E. Freedman	2004	$150,000		$—	$—	72,000	$30,203	(3)
Senior Vice President of	2003	$150,000		$3,500	$—	25,000	$29,334	(3)
Worldwide Sales & Marketing	2002	$140,250		$1,000	$—	5,000	$25,414	(3)
Tamer A. Ali	2004	$112,375		$5,500	$—	60,000	$—
Vice President of Technology	2003	$95,542		$5,000	$—	8,000	$—
	2002	$75,000		$—	$—	1,500	$—

(1)          Consists of $13,750 of severance payments following his termination as Executive Chairman in December 2001 and $987 of accrued vacation pay.

(2)          Consists of $151,250 of severance payments following his termination as Executive Chairman in December 2001 and $10,859 of accrued vacation pay.

(3)          Consists of commissions.

(4)          Mr. Nelson joined us in May 2002 as our Chief Financial Officer.

(5)          Represents the fair market value of 10,000 shares of restricted common stock purchased by Mr. Nelson on June 3, 2002, the date of his employment agreement, based on the closing sale price of our common stock of $4.00 per share on that date, less the aggregate exercise price of $1,000. As of December 31, 2004, these 10,000 shares of common stock were valued at $20,100 in the aggregate based on the closing sale price of our common stock on the last trading day of 2004 ($2.11 per share), less the aggregate exercise price of $1,000. The restrictions on all of these 10,000 shares lapsed in September 2002.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.

The following table summarizes all option grants during the year ended December 31, 2004 to the Named Executive Officers:

Option Grants during the Year Ended December 31, 2004

	Number of Shares Underlying	% of Total Options Granted to	Exercise or Base Price per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Options Granted	Employees	Share	Date	5%	10%
Narasimhan P. Kannan	250,000	22.1%	$2.00	6/15/14	$314,448	$796,871
Christopher L. Nelson	130,000	11.5%	$2.00	6/15/14	$163,513	$414,373
Ronald E. Freedman	72,000	6.4%	$2.00	6/15/14	$90,561	$229,499
Tamer A. Ali	60,000	5.3%	$2.00	6/15/14	$75,467	$191,249

(1)          The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in this table may not be necessarily achieved.

No stock options were exercised by the Named Executive Officers during 2004. The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive Officers as of December 31, 2004:

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name	Exercisable(2)	Unexercisable(2)	Exercisable(2)	Unexercisable(2)
Narasimhan P. Kannan	73,164	288,438	$4,438	$40,813
Christopher L. Nelson	48,000	169,750	$3,550	$24,950
Ronald E. Freedman	18,875	91,125	$2,663	$15,908
Tamer A. Ali	4,568	66,439	$1,243	$10,328

(1)          Options are considered in-the-money if the market value of the shares covered thereby is greater than the option exercise price. The values in the table are calculated by subtracting the exercise price of each option from $2.11 (the closing sale price of our common stock as represented on the Nasdaq SmallCap Market on December 31, 2004) and multiplying the difference, if a positive number, by the number of shares underlying each option.

(2)          The first number represents the number or value as called for by the appropriate column of exercisable (vested) options; the second number represents the number or value as appropriate of unexercisable (unvested) options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 on all our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants	Weighted-average exercise price of outstanding options or warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
Amended and Restated Stock Option Plan and 1996 Stock Plan	1,414,047	$3.95	116,783
Equity compensation plans not approved by shareholders:
Compensatory warrants issued to service providers	488,247	12.39	0
Consulting Agreement with public relations firm	—	$—	7,822
Total	1,902,294	$6.12	124,605

The compensatory warrants identified in the above table consists of approximately 25 grants made to placement agents and financial advisors in exchange for their services in connection with a variety of financings completed since 1998. These warrants expire on various dates beginning in January 2005 and ending in April 2009 and have exercise prices ranging from $1.63 to $70.00 per share. The forms of warrants granted under these arrangements are consistent with the forms of warrants granted to investors in the corresponding financings and generally include a net exercise provision. The number of shares reserved for payment to our public relations firm assumes payment of the final installment of $12,750, payable in shares of common stock valued at no less than $1.63 per share, in July 2005. Our agreement with this service provider is up for renewal in June 2005.

Employment Agreements

Following Mr. Kannan’s reappointment as our Chief Executive Officer in December 2002, Mr. Kannan and VCampus entered into a new employment agreement, effective on January 1, 2003, providing for an annual base salary of $280,000. Mr. Kannan was granted a performance-based option to purchase 35,000 shares of common stock at market price on the date of grant ($3.72 per share). The term of the agreement expired in June 2003, at which time VCampus and Mr. Kannan entered into an Amended and Restated Employment Agreement extending his employment for an additional 2 years at the same base salary as provided under the prior agreement. VCampus is entitled to retain from any payments due to Mr. Kannan under the agreement, on a net (after tax) basis, up to $3,000 per month to be applied to the repayment of any and all loans owed by Mr. Kannan to VCampus. Mr. Kannan is eligible for performance bonuses in the discretion of the Board. He received a performance bonus of $50,000 in 2004. In the event Mr. Kannan is terminated without cause, he would become entitled to continue to receive his salary for up to 30 days.

Mr. Nelson’s employment agreement provides for an annual base salary of $200,000. The term of the agreement, as renewed, expires in May 2006, but the agreement is subject to automatic one-year renewal terms unless sooner terminated. Mr. Nelson is eligible for annual performance bonuses of up to 50% of his annual base salary based on achievement of specified performance criteria set forth in his employment agreement or as otherwise agreed upon with the company. He received a performance bonus of $45,000 in 2004. Consistent with our policies, in the event Mr. Nelson is terminated without cause or resigns for good reason (including a change of control), we are required under his employment agreement to continue paying him his base salary for six months as severance.

Compensation of Directors

Beginning in April 2002 and ending in June 2004, we paid to pay our non-employee directors $3,000 for each in-person Board meeting attended and $1,500 for each in-person committee meeting attended that is not on the same day or within a day of a full Board meeting. In addition, we paid non-employee directors $1,000 for participating in each telephonic Board meeting and in each committee meeting that is not on the same day or within one day of a full Board meeting. Directors could elect to be paid these fees in cash or common stock valued at fair market value on the date of grant.

Beginning in June 2004, we agreed to pay our non-employee directors $5,000 for each in-person Board meeting attended and $3,000 for each in-person committee meeting attended that is not on the same day or within a day of a full Board meeting. In addition, we agreed to pay non-employee directors $1,000 for participating in each telephonic Board meeting and in each committee meeting that is not on the same day or within one day of a full Board meeting. Directors can elect to be paid these fees in cash or common stock valued at fair market value on the date of grant. We reimburse directors for expenses incurred in connection with each board or committee meeting attended.

The 1996 Plan provides for the grant of nonstatutory options to our non-employee directors. The 1996 Plan provides automatic grants on the date of the first Board meeting following our annual meeting of shareholders of each year to non-employee directors of an option to purchase 10,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director’s initial election or appointment to the Board with the number of underlying shares equal to the product of 2,500 multiplied by the number of regularly scheduled meetings remaining before the next annual meeting of shareholders. Subject to continued status as a director, options vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 2,500 shares vest on each date the director attends a Board meeting in person before the next annual meeting of shareholders. In addition, such director will automatically be granted a fully-vested option to purchase an additional 2,500 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

Under the 1996 Plan’s automatic grant program, during 2004 the non-employee directors received options as follows: Mr. Sears—11,000; Mr. deCastro—11,000; and Mr. Maleska—16,000.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs of our executive officers. The purpose of this report is to inform stockholders of our compensation policies for executive officers and the rationale for the compensation paid to executive officers in 2004.

The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to our executive officers. The Compensation Committee is currently composed of Messrs. deCastro, Maleska and Sears. The members of the Compensation Committee also administer our stock plans.

For compensation paid to the Chief Executive Officer and other Named Executive Officers in 2004, no reference was made to the data for comparable companies included in the performance graph included in this proxy statement under the heading—“Performance Graph.”

Compensation Philosophy.   Our executive compensation program has three objectives: (1) to align the interests of the executive officers with the interest of our stockholders by basing a significant portion of an executive’s compensation on our performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by our executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefits programs that we offer to all of our employees.

Each year, the Compensation Committee reviews our executive compensation program. In its review, the Compensation Committee studies the compensation packages for executives of companies at a comparable stage of development and in our geographical area, assesses the competitiveness of our executive compensation program and reviews our financial and operational performance for the previous fiscal year. The Compensation Committee also gauges the success of the compensation program in achieving its objectives in the previous year, and considers our overall performance objectives.

Each element of our executive compensation program is discussed below.

Base Salaries.   The Compensation Committee annually reviews the base salaries of our executive officers. The base salaries for our executive officers for 2004 were established at the beginning of that fiscal year, or when the executive joined us, as the case may be. In addition to considering the factors listed in the foregoing section that support our executive compensation program generally, the Compensation Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Compensation Committee also measures individual performance based upon a number of factors, including measurement of our historic and recent financial and operational performance and the individual’s contribution to that performance, the individual performance on non-financial goals and other contributions of the individual to our success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation.   Cash bonuses established for executive officers are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on our behalf in the coming year. The Compensation Committee does not have an exact formula for determining bonus payments, but has established general target bonus levels up to a maximum of 50% of base salary for executive officers based in relatively equal measures upon the Compensation Committee’s subjective assessment of our projected revenues and net income, progress of the Select Partner Program and other operational and individual performance factors. The Committee may adjust these targets during the year.

Long-Term Incentive Compensation.   Our long-term incentive compensation plan for our executive officers is based upon our stock plans. We believe that placing a portion of our executives’ total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives directly with those of our stockholders, gives executives a significant long-term interest in our success and helps us retain key executives. Options generally vest over a three to five-year period based upon continued employment. In the past five years, we granted performance-based options to the Chief Executive Officer and various other executive officers. As modified in April 2001, these grants vest ratably over four years beginning five years from the date of grant, subject to accelerated vesting in full during the first four years after the grant date if we record quarterly earnings before taxes of not less than $400,000 on net quarterly revenue of not less than $3,000,000 for two consecutive quarters. In January 2003, we granted a performance option to Mr. Kannan to purchase 35,000 shares of common stock that vests ratably over four years, subject to acceleration in the event certain revenue, profitability and EBITDA milestones are achieved. In June 2004, we granted a performance option to Mr. Kannan to purchase 250,000 shares of common stock that vests ratably over four years, subject to acceleration in the event revenue and profitability milestones are achieved. Mr. Nelson and Mr. Freedman were granted performance options on the same terms in June 2004 for the purchase of 130,000 and 72,000 shares, respectively.

In determining the number of options to grant an executive, the Board primarily considered the executive’s past performance and the degree to which an incentive for long-term performance would benefit us, as well as the number of shares and options already held by the executive officer. It is the Compensation Committee’s policy to grant options at fair market value unless particular circumstances warrant otherwise.

Benefits.   We believe that we must offer a competitive benefit program to attract and retain key executives. During fiscal 2004, we provided the same medical and other benefits to our executive officers that are generally available to our other employees.

Compensation of the Chief Executive Officer.   The Chief Executive Officer’s compensation is based upon the same elements and measures of performance as is the compensation for our other executive officers. The Compensation Committee approved a base salary for Mr. Kannan of $23,333 per month beginning in January 2003. In structuring the compensation of Mr. Kannan, the Compensation Committee considered the alignment of his compensation package with our financial performance to be essential. A $50,000 cash bonus was paid to Mr. Kannan for 2004.

Section 162(m) of the Code.   It is the responsibility of the Compensation Committee to address the issues raised by Section 162(m) of the Code. This Section makes certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies. The Compensation Committee has reviewed these issues and has determined that it is not necessary for us to take any action at this time with regard to these issues.

Neither the material in this report, nor the Performance Graph, is soliciting material, is or will be deemed filed with the Securities and Exchange Commission or is or will be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Dated: April 2005	Submitted by:	THE COMPENSATION COMMITTEE
Edson D. deCastro
John D. Sears
Martin E. Maleska

Compensation Committee Interlocks and Insider Participation

As of December 31, 2004, the Compensation Committee of the Board of Directors consisted of Messrs. deCastro, Sears and Maleska, none of whom was at any time during the fiscal year ended December 31, 2004, or at any other time, an officer or employee of VCampus. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Change in Independent Auditors During 2003

On September 16, 2003 we announced that Ernst & Young LLP (“E&Y”), then our independent auditor, had notified us that it intended to resign as our independent auditor following completion of its review of the third quarter financial statements and our filing of same with the SEC on or about November 14, 2003. E&Y determined, based solely on its own business reasons, that it was no longer in the best interest of E&Y or VCampus for E&Y to continue to serve as our independent auditor beyond that date. Following the completion of E&Y’s review of the third quarter financials and the filing of our quarterly report for the period ended September 30, 2003, E&Y’s engagement as our independent auditor was terminated effective upon its resignation on November 20, 2003.

The decision to change independent auditors was not recommended by our Audit Committee, but in response to the notification, the Audit Committee did approve the change and authorized the initiation of a search for a new independent auditor. After a thorough search and interview process, the Audit Committee selected and engaged the firm of Reznick Fedder and Silverman (now Reznick Group, P. C.) to serve as our new independent auditor, effective on November 21, 2003. We did not, during our two most recent fiscal years or any subsequent interim period prior to the new engagement, consult our newly-appointed auditor regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

The reports of E&Y on our consolidated financial statements as of and for the fiscal years ended December 31, 2001 and 2002 contained no adverse opinion or disclaimer of opinion, nor were the reports modified or qualified as to uncertainty, audit scope or accounting principles.

In connection with E&Y’s audits for the fiscal years ended December 31, 2001 and December 31, 2002, and during the subsequent interim period preceding its resignation, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of E&Y, would have caused E&Y to make reference to such disagreements in its reports on the consolidated financial statements for those years.

Report of the Audit Committee

The Audit Committee is composed of three directors who are “independent” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ Marketplace Rules. The members also meet the independence requirements under SEC rules regarding audit committees. The Audit Committee operates under a written charter previously approved by the Board of Directors and performs the functions described therein. A copy of that charter is attached to last year’s proxy statement as Appendix A. The Board has designated and determined the qualification of Mr. Maleska as the “audit committee financial expert,” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act.

The Audit Committee reviews our company’s financial reporting process on behalf of our board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and procedures for financial reporting. In this context, the Audit Committee met four times during 2004 and held discussions with management and our independent registered public accounting firm regarding these matters. Management represented to the Audit Committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements.

During its meetings with management and our independent auditors, the Audit Committee reviewed and discussed, among other things:

•  the appointment of Reznick Group, P. C. as our independent registered public accounting firm;

•  the impact of the Sarbanes-Oxley Act of 2002 and related corporate governance proposals; including the certifications required to be made by our Chief Executive Officer and Chief Financial Officer;

•  management evaluations of the internal controls and disclosure controls and procedures that we have adopted;

•  the annual external audit plan including risk assessments; and

•       our significant accounting policies.

The Audit Committee confirmed that the independent auditors were satisfied with the positions taken by management in the presentation of our financial results and our registered public accounting firm confirmed that there were no matters regarding our internal controls requiring communication to the Audit Committee under generally accepted auditing standards. In March 2005, management and Reznick Group, P. C. reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with the Audit Committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included among other things:

•  critical accounting policies and practices used in the preparation of our financial statements;

•  any significant audit adjustments proposed by the independent registered public accounting firm;

•       confirmation that there were no matters of significant disagreement between management and the independent registered public accounting firm during the audit; and

•       other matters required to be discussed by Statements of Auditing Standards.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004.

The Audit Committee has also discussed with Reznick Group, P. C. the matters required to be discussed by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has received the written disclosures and confirmation from Reznick Group, P. C. required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Reznick Group, P. C. their independence.

Principal Accountant Fees and Services

For the year ended December 31, 2003, Ernst & Young, our independent registered public accounting firm prior to November 2003, performed professional services for us for the first ten months of 2003. Reznick Group, P. C., our independent registered public accounting firm beginning in November 2003, also performed professional services for us during the last two months of 2003 and for all of 2004. The professional services provided by Ernst & Young and Reznick Group, P. C. and the fees billed for those services are set forth below.

Audit Fees.   The aggregate fees billed to us by Ernst & Young for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the first three quarters of 2003 was $42,000. The aggregate fees billed to us by Ernst & Young for the reviews of the financial statements included in our Report on Form 10-K for 2003 were $7,000 and for 2004 are estimated to be $5,000. The fees billed to us by Reznick Group, P. C. for the audit and review of our annual financial statements for the fiscal years ended December 31, 2003 and 2004 was $81,000 and $99,300, respectively.

Audit-Related Fees.   The aggregate fees billed to us by Ernst & Young and Reznick Group, P. C. for assurance and related services that were reasonably related to the audit or review of our financial statements for the fiscal years ended December 31, 2003 and 2004, and which are not included in the amounts disclosed above under the caption “Audit Fees,” were $154,000 and $24,000, respectively. These fees result primarily from services rendered for the review of our registration statements filed with the SEC and responses to SEC comments and accounting consultation on proposed transactions.

Tax Fees.   The aggregate fees billed to us by Ernst & Young for tax services for the fiscal year ended December 31, 2003 were $17,000. The aggregate fees billed to us by Reznick Group, P. C. for tax services for the fiscal year ended December 31, 2004 were $9,000. The fees were for tax services related to federal, state and local tax preparation assistance, tax compliance and general tax consulting.

All Other Fees.   No other fees were billed to us by Ernst & Young or Reznick Group, P. C. for services other than those reported above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended December 31, 2004 and 2003.

The Audit Committee considered whether the provision of all services unrelated to the audit services are compatible with maintaining Reznick Group, P. C.’s independence in performing its audit services.

The Audit Committee pre-approves the engagement of our independent registered public accounting firm to render audit services to us. The Audit Committee also pre-approves the provision by our independent registered public accounting firm of specific permitted non-audit services on a case-by-case basis. The Audit Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:	THE AUDIT COMMITTEE
Edson D. deCastro
John D. Sears
Martin E. Maleska

The material in this report will not be deemed filed with the SEC or will be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filings.

Performance Graph

The following graph shows a five-year comparison of cumulative total stockholder returns(1) for VCampus, the CRSP Total Market Return Index of the Nasdaq Stock Market and CRSP Nasdaq Non-Financial Stocks Total Return Index. (The “CRSP” is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on December 31, 1999 in each of our common stock, the stocks in the CRSP Total Market Return Index of the Nasdaq Stock Market and the stocks in the CRSP Nasdaq Non-Financial Stocks Index.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
VCMP	$100.00	$26.99	$14.05	$16.11	$6.22	$9.39
NASDAQ CRSP Total	$100.00	$60.38	$47.62	$32.77	$49.42	$53.78
NASDAQ Non-Financial	$100.00	$58.33	$44.61	$29.14	$44.61	$48.11

(1)          Total return assumes reinvestment of dividends. Total returns for the Nasdaq Stock Market and the Nasdaq Non-Financial Stocks indices are weighted based on market capitalization.

Certain Transactions

In December 1996, we loaned Nat Kannan, our founder, Chief Executive Officer and Chairman, $100,000 to help satisfy Mr. Kannan’s income tax withholding obligations relating to back wages paid to Mr. Kannan by us in 1996. The largest outstanding principal amount under the loan, together with interest accrued thereon, during 2004 was approximately $84,000. The loan bears interest at the prime rate, as announced from time to time by Wachovia Bank, minus one percent with principal and accrued interest payable in full upon demand. Mr. Kannan repaid an aggregate of $34,000 in accrued interest and $2,000 in principal to us under this loan obligation in 2004.

In March 2004, Barry Fingerhut loaned us $250,000 in exchange for a short-term note bearing interest at 6%. We also paid him a 1% commitment fee for this loan. In connection with the $5.3 million financing we completed in March 2004, Mr. Fingerhut converted this short-term note into the same form of 5-year convertible note issued to other investors in this financing. This note bears interest at 8% and is convertible into common stock at a conversion price of $1.63 per share. In March 2004, VCampus entered into a consulting agreement with Siar Capital, an investment firm that acquired more than a 5% beneficial interest in our common stock in connection with its investment in the March 2004 financing. Pursuant to the consulting agreement, VCampus paid Siar Capital $62,500 in cash, issued them a warrant to purchase 250,000 shares of common stock at an exercise price of $1.63 per share and issued them a total of 76,688 shares of common stock upon stockholder approval of the March 2004 financing in May 2004.

We have adopted a policy that all transactions between us and our executive officers, directors and other affiliates must be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Board of Directors, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties.

All past and ongoing transactions involving insiders were approved by at least a majority of our independent and disinterested directors at the time of the transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, our directors and executive officers and persons who beneficially own 10% or more of our common stock (collectively, “Insiders”) are required to file reports with the SEC indicating their holdings of and transactions in our equity securities. Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act which were not timely filed during the fiscal year ended December 31, 2004, except for the following:

1.                Director Edson D. deCastro filed a late Form 4 on January 7, 2004 to report his acquisition of an option for 1,000 shares of common stock on January 1, 2004; and

2.                Jack Silver, one of our largest beneficial shareholders through his control of Sherleigh Associates Profit Sharing Plan, filed a late Form 4 on May 21, 2004 to report his acquisition, through Sherleigh Associates, LLC, of 76,688 shares of common stock a warrant to purchase 250,000 shares of common stock on May 18, 2004 as compensation for consulting services; and

3.                Tamer Ali filed a late Form 3 on June 9, 2004 to report his ownership of equity securities as of the date of his appointment as a new Section 16 officer (Vice President of Technology) on May 27, 2004.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

As of the record date, our authorized capital stock consisted of 36,000,000 shares of common stock, $0.01 par value per share, and 171,586 shares of preferred stock, $0.01 par value per share. The description below is a summary of all material provisions of our common stock and preferred stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including elections of directors. Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. The terms of the common stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of common stock are entitled to share ratably in our assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding. As of the record date, 9,424,438 shares of common stock were issued and outstanding, 3,638,805 shares of common stock were reserved for issuance upon the exercise of outstanding warrants and approximately 1,350,799 shares of common stock were reserved for issuance pursuant to our stock plans.

Our Certificate of Incorporation and Bylaws contain certain provisions that may have the effect of delaying, deferring, or preventing our change of control. In addition, the Board generally has the authority, without further action by stockholders, to fix the relative powers, preferences, and rights of the unissued shares of our preferred stock. Provisions that could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption, or conversion rights, could be included in this preferred stock.

Preferred Stock

Pursuant to our Certificate of Incorporation, we have the authority to issue up to 171,586 shares of preferred stock, $0.01 par value per share, in one or more series as determined by our Board of Directors. The Board of Directors may, without further action by our stockholders, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by us in the future. In particular, the issuance of additional shares of preferred stock may adversely affect the voting power of the common holders. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from attempting to acquire control of us. As of the record date, we had no shares of outstanding preferred stock of any class.

Convertible Debt

As of the record date we had a total of 1,092,956 shares of common stock issuable upon conversion of outstanding debt.

Section 203 of the Delaware Corporation Law

Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless:

•       before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•       upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•       following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The statute could prohibit or delay a merger, takeover or other change in control of VCampus and therefore could discourage attempts to acquire VCampus.

CORPORATE GOVERNANCE

We have adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest. In addition, we have adopted a Code of Ethics for our chief executive officer, chief financial officer and controller, or persons performing similar functions for our company.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with the Board by writing to Narasimhan P. Kannan, our Chief Executive Officer, at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191. Mr. Kannan will relay such communications to the Board of Directors.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

By Order of the Board of Directors
/s/ NARASIMHAN P. KANNAN,
Chairman and Chief Executive Officer

PROXY

PROXY
VCAMPUS CORPORATION

1850 Centennial Park Drive
Suite 200
Reston, Virginia 20191

SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Narasimhan P. Kannan and Christopher L. Nelson, as proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of VCampus Corporation (“VCampus”) held of record by the undersigned on April 6, 2005 at the annual meeting of stockholders of VCampus to be held on May 26, 2005 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING.  IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

VCAMPUS CORPORATION
Wachovia Bank
Shareholder Services Administration
Building 3C3
Charlotte, NC 28288-1153

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of VCampus that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

VCampus Corporation

DETACH HERE

☒	Please mark votes as in this example.

1.	Election of Directors:

Nominees: Narasimhan P. Kannan, Edson D. deCastro, Martin E. Maleska, John D. Sears

	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐
For all nominees as noted above
☐

2.	To reserve an additional 1,000,000 shares for issuance under our 1996 Stock Plan;		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve a future financing of up to $10 million as described herein, in addition to the $1.0 million common stock financing completed in March 2005; and		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To ratify the appointment of Reznick Group, P.C., Bethesda, Maryland, as our independent registered public accounting firm for the fiscal year ending December 31, 2005;		FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

Mark here if you plan to attend the meeting ☐.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized person.

Signature:	Date:	Signature:	Date: